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                                                                    EXHIBIT 99.1
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FOR IMMEDIATE RELEASE


CONTACTS:  Nick Gerde
           Chief Financial Officer
           Pacific Aerospace & Electronics
           (509) 667-9600

         PACIFIC AEROSPACE & ELECTRONICS, INC. DELAYS INTEREST PAYMENT

WENATCHEE, WA - August 1, 2001 - Pacific Aerospace & Electronics, Inc. (Nasdaq:
PCTH), a diversified manufacturing company specializing in metal and ceramic components and assemblies, announced today that it will not make a scheduled $3.6 million interest payment on its outstanding senior subordinated notes today. Under the terms of the indenture governing the notes, the Company has a 30-day grace period in which to make the interest payment before an event of default occurs.

"We are working closely with our lenders, and we hope to reach a debt restructuring plan with them soon," said Don Wright, President and CEO of the Company.

The Company also announced today that it has retained Jefferies & Company, Inc. to act as its financial advisor.

If the Company determines that it will not be able to make the interest payment by the end of the 30-day grace period, or if it cannot reach an acceptable debt restructuring plan with its lenders, the Company may be forced to seek protection from creditors under the bankruptcy laws. In that event, the Company would use its best efforts to negotiate with its creditors and to reorganize the Company quickly, efficiently, and in a manner aimed at obtaining a positive outcome and preventing disruption for the Company's customers, suppliers, and employees.

Pacific Aerospace & Electronics Inc. is an international engineering and manufacturing company specializing in technically demanding component designs and assemblies for global leaders in the aerospace, defense, electronics, medical, telecommunications, energy and transportation industries. The Company utilizes specialized manufacturing techniques, advanced materials science, process engineering and proprietary technologies and processes to its competitive advantage. Pacific Aerospace & Electronics has approximately 900 employees worldwide and is organized into three operational groups -- U.S. Aerospace, U.S. Electronics and European Aerospace. More information may be obtained by contacting the company directly or by visiting its Web site at www.pcth.com.

Forward-looking statements in this release concerning trends or anticipated results are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied in the forward-looking statements. The forward-looking statements in this release are not guarantees of future performance and are subject to risks and uncertainties related to the Company's operations and its ability to obtain sufficient cash if and when needed. These risks and uncertainties include, but are not limited to, competitive factors (including the possibility of increased competition or technological development, competitors, and price pressures); legal factors (such as limited protection of the Company's proprietary technology and changes in government regulation); financial factors (such as the Company's significant debt load); and the Company's dependence on key personnel and significant customers. More information about potential factors that could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available to the Company as of the date of this release, and the Company assumes no obligation to update any such forward-looking statements.